Exhibit 12.1

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2007	2006
Earnings:

Income (loss) before income taxes	$405	$(1,173)

Less:
Income from less than 50% owned investees	1	—
Capitalized interest	3	3

Add:
Fixed charges, from below	167	185
Amortization of interest capitalized	—	2

Adjusted earnings	$568	$(989)

Fixed charges:

Rent expense representative of interest (1)	$57	$45
Interest expensed and capitalized, issuance costs and amortization of debt discounts and premiums (2)	110	140

Fixed charges	$167	$185

Ratio of earnings to fixed charges	3.40	— (3)

(1)	Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)

Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)	Earnings were inadequate to cover fixed charges by $1.2 billion for the three months ended September 30, 2006.

NORTHWEST AIRLINES CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Successor	Predecessor
	Period from	Period from	Nine Months
	June 1 to	January 1 to	Ended
	September 30,	May 31,	September 30,
	2007	2007	2006
Earnings:

Income (loss) before income taxes	$580	$1,749	$(2,562)

Less:
Income from less than 50% owned investees	1	—	(3)
Capitalized interest	5	6	7

Add:
Fixed charges, from below	228	322	557
Amortization of interest capitalized	—	3	6

Adjusted earnings	$802	$2,068	$(2,003)

Fixed charges:

Rent expense representative of interest (1)	$76	$97	$137
Interest expensed and capitalized, issuance costs and amortization of debt discounts	152	225	420

Fixed charges	$228	$322	$557

Ratio of earnings to fixed charges	3.52	6.42	— (3)

(1)	Calculated as one-third of rentals, which is considered representative of the interest factor.

(2)

Subsequent to its Chapter 11 filing and prior to its emergence, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceeding or that it was probable that the interest would be an allowed claim.

(3)	Earnings were inadequate to cover fixed charges by $2.6 billion for the nine months ended September 30, 2006.